    WORLD MONITOR TRUST II--
    SERIES E
    MONTHLY REPORT/
    MAY 26, 2000

         WORLD MONITOR TRUST II--SERIES E
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from April 29, 2000 to May 26, 2000 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of May 26, 2000 was $96.74, a decrease of 2.16% from the April 28, 2000 value of $98.88. The year-to-date return for Series E, which commenced trading on April 6, 2000, was a decrease of 3.26% as of May 26, 2000.

The estimated net asset value per interest as of June 14, 2000 was $90.72. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          --------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from April 29, 2000
  to May 26, 2000
Revenues:
Realized loss on commodity
  transactions..........................   $(225,384)
Change in unrealized commodity
  positions.............................     129,120
Interest income.........................      24,469
                                           ---------
                                             (71,795)
                                           ---------
Expenses:
Commissions.............................      24,320
Management fees.........................       8,096
Other transaction fees..................       6,205
Other expenses..........................       6,114
                                           ---------
                                              44,735
                                           ---------
Net loss................................   $(116,530)
                                           ---------
                                           ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
------------------------------------------------------
For the period from April 29, 2000
  to May 26, 2000
                                                Per
                                   Total      Interest
                                 ----------   --------
Net asset value at beginning of
  period (53,550.331
  interests)...................  $5,295,308    $98.88
Contributions..................      50,000
Net loss.......................    (116,530)
Redemptions....................     (22,691)
                                 ----------
Net asset value at end of
  period (53,816.305
  interests)...................  $5,206,087     96.74
                                 ----------
                                 ----------
Change in net asset
  value per interest.......................    $(2.14)
                                              --------
                                              --------
Percentage change..........................     (2.16)%
                                              --------
                                              --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.


                                 /s/ Barbara J. Brooks
                                 -----------------------
                                 by: Barbara J. Brooks
                                Chief Financial Officer